Exhibit 10.31


              Amendment to LabOne's Long-Term Incentive Plan

                      Adopted February 10, 1995

RESOLVED, that the first sentence of numerical paragraph 3 of the LabOne, Inc. Long-Term Incentive Plan (the "Plan") is hereby amended to increase the maximum number of shares which may be issued under the Plan from "1,800,000" shares of common stock of the corporation to "2,150,000" shares of common stock of the corporation;